Citigroup Global Markets Holdings Inc.	September 23, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH13918 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027

Trigger Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of a basket (the “basket”) consisting of the S&P 500® Index and the iShares® 7-10 Year Treasury Bond ETF, each a “basket component” or an “underlying,” from the initial basket value to the final basket value.

▪	The securities offer leveraged exposure to the potential appreciation of the basket and contingent downside protection against loss for a limited range of potential depreciation of the basket as described below. In exchange for those features, investors in the securities must be willing to forgo any dividends that may be paid on the stocks that constitute the S&P 500® Index and any distributions of interest payments by the iShares® 7-10 Year Treasury Bond ETF. In addition, investors in the securities must be willing to accept full downside exposure to the basket if the basket depreciates by more than 35.00%. If the basket depreciates by more than 35.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final basket value is less than the initial basket value. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	* The initial component value for each basket component will be its closing value on the pricing date
Basket Component	Weighting	Initial Component Value*
S&P 500® Index (ticker symbol: “SPX”)	65%	3,693.23
iShares® 7-10 Year Treasury Bond ETF (ticker symbol: “IEF”)	35%	$96.82
Aggregate stated principal amount:		$37,525,000
Stated principal amount:		$10.00 per security
Pricing date:		September 23, 2022
Issue date:		September 28, 2022
Valuation date:		September 23, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		September 28, 2027
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪   If the final basket value is greater than the initial basket value:
$10.00 + the leveraged return amount

▪   If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value:
$10.00

▪   If the final basket value is less than the trigger value:
$10.00 + ($10.00 × the basket return)

If the final basket value is less than the trigger value, your payment at maturity will be less, and possibly significantly less, than $6.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial basket value:		100
Final basket value:		100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:		For each basket component, its weighting multiplied by its component return
Component return:		For each basket component: (final component value – initial component value) / initial component value
Final component value:		For each basket component, its closing value on the valuation date.
Basket return:		(i) The final basket value minus the initial basket value, divided by (ii) the initial basket value
Leveraged return amount:		$10.00 × the basket return × the leverage factor
Leverage factor:		110.50%
Trigger value:		65, 65.00% of the initial basket value
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17330U363 / US17330U3639
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.30(2)	$9.65
$0.05(3)
Total:	$37,525,000.00	$1,313,375.00	$36,211,625.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9.357 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.30 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-09 dated May 11, 2021      Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about the S&P 500® Index that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Closing Value. The “closing value” of an underlying on any date is (i) in the case of an underlying that is an underlying index, its closing level on such date and (ii) in the case of an underlying that is an underlying ETF, the closing price of its underlying shares on such date, as provided in the accompanying product supplement. The “underlying shares” of an underlying ETF are its shares that are traded on a U.S. national securities exchange. Please see the accompanying product supplement for more information.

Postponement of the valuation date. If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket value will be calculated based on (i) for each unaffected basket component, its closing value on the originally scheduled valuation date and (ii) for each affected basket component, its closing value on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the basket components that enhances returns if the basket appreciates;

▪	To enhance returns and potentially outperform the basket in a bullish scenario;

▪	To obtain contingent protection against the loss of principal in the event of a decline of the basket as of the valuation date, but only if the final basket value is greater than or equal to the trigger value; and

▪	To achieve similar levels of upside exposure to the basket components as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

If the final basket value is less than the trigger value, the securities are exposed on a 1-to-1 basis to the percentage decline of the final basket value from the initial basket value. Accordingly, investors may lose their entire initial investment in the securities.

September 2022	PS-2

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Maturity:	5 years
Leverage factor:	110.50%. The leverage factor applies only if the final basket value is greater than the initial basket value.
Trigger value:	65.00%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 110.50% of the appreciation of the basket. At maturity, if the basket has appreciated from the initial basket value to the final basket value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the basket. However, if the basket has depreciated by more than 35.00% from the initial basket value to the final basket value, investors will lose 1% for every 1% by which the final basket value is less than the initial basket value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket components if the basket appreciates.
Upside Scenario:	If the final basket value is greater than the initial basket value, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount. For example, if the final basket value is 3% greater than the initial basket value, the securities will provide a total return of 3.315% at maturity.
Par Scenario:	If the final basket value is less than or equal to the initial basket value but greater than or equal to the trigger value, which means that the basket has depreciated by no more than 35.00% from the initial basket value, the payment at maturity will be $10.00 per security.
Downside Scenario:	If the final basket value is less than the trigger value, which means that the basket has depreciated by more than 35.00% from the initial basket value, you will lose 1% for every 1% decline in the value of the basket from the initial basket value (e.g., a 50% depreciation in the basket will result in a payment at maturity of $5.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.
September 2022	PS-3

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends that may be paid on the stocks that constitute the S&P 500® Index or any distributions of interest payments by the iShares® 7-10 Year Treasury Bond ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. In addition, the securities provide exposure solely to the iShares® 7-10 Year Treasury Bond ETF’s price performance, as distributions of interest payments by the iShares® 7-10 Year Treasury Bond ETF are excluded in measuring the iShares® 7-10 Year Treasury Bond ETF’s performance. The value of the iShares® 7-10 Year Treasury Bond ETF may decline over the term of the securities even if, when distributions of interest payments are taken into account, a direct investment in the iShares® 7-10 Year Treasury Bond ETF would have realized an overall positive return over the same period. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components or the stocks that constitute the S&P 500® Index” and “Summary Risk Factors—The securities provide exposure solely to the iShares® 7-10 Year Treasury Bond ETF’s price performance, which excludes all of the iShares® 7-10 Year Treasury Bond ETF’s distributions of interest payments” below.

Trigger PLUS Payment at Maturity Diagram

■ The Securities	■ The Basket
September 2022	PS-4

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual final basket value, which will depend on the actual closing value of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket value is greater than or less than the initial basket value and by how much.

Example 1—Upside Scenario. The hypothetical final basket value is 105.00 (a 5.00% increase from the initial basket value), which is greater than the initial basket value.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
S&P 500® Index	5%	65%	3.25%
iShares® 7-10 Year Treasury Bond ETF	5%	35%	1.75%
Sum of hypothetical weighted component returns:			5.00%

Hypothetical final basket value	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + 5.00%)
= 100 × 1.05
= 105.00

Payment at maturity per security = $10 + the leveraged return amount

= $10 + ($10 × the basket return × the leverage factor)

= $10 + ($10 × 5.00% × 110.50%)

= $10 + $0.5525

= $10.5525

Because the basket appreciated from the initial basket value to the hypothetical final basket value, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $10.5525 per security.

Example 2—Par Scenario. The hypothetical final basket value is 80.00 (a 20.00% decrease from the initial basket value), which is less than the initial basket value but greater than the trigger value.

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
S&P 500® Index	-35%	65%	-22.75%
iShares® 7-10 Year Treasury Bond ETF	10%	35%	3.50%
Sum of hypothetical weighted component returns:			-19.25%

Hypothetical final basket value	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + -19.25%)
= 100 × 0.8075
= 80.75

Payment at maturity per security = $10

Because the basket depreciated from the initial basket value to the hypothetical final basket value, but not by more than 35.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security. Although the iShares® 7-10 Year Treasury Bond ETF appreciated from its initial component value to its final component value, the basket return is still negative because the other basket component depreciated from its initial component value to its final component value.

Example 3—Downside Scenario. The hypothetical final basket value is 30.00 (a 70.00% decrease from the initial basket value), which is less than the trigger value.

September 2022	PS-5

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Basket Component	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
S&P 500® Index	-70%	65%	-45.50%
iShares® 7-10 Year Treasury Bond ETF	-70%	35%	-24.50%
Sum of hypothetical weighted component returns:			-70.00%

Hypothetical final basket value	= 100 × (1 + sum of hypothetical weighted component returns)
= 100 × (1 + -70.00%)
= 100 × 0.30
= 30.00

Payment at maturity per security = $10 + ($10 × the basket return)

= $10 + ($10 × -70.00%)

= $10 + -$7.00

= $3.00

Because the basket depreciated from the initial basket value to the hypothetical final basket value by more than 35.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the basket.

September 2022	PS-6

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the final basket value is less than the trigger value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket value is less than the initial basket value. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final basket value is less than the trigger value, the contingent downside protection against loss for a limited range of potential depreciation of the basket offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket value is less than the initial basket value. Unlike securities with a non-contingent downside protection feature, the securities offer no protection at all if the basket depreciates by more than 35.00% from the initial basket value to the final basket value. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Investing in the securities is not equivalent to investing in the basket components or the stocks that constitute the S&P 500® Index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the basket components or the stocks that constitute the S&P 500® Index.

▪	The securities provide exposure solely to the iShares® 7-10 Year Treasury Bond ETF’s price performance, which excludes all of the iShares® 7-10 Year Treasury Bond ETF’s distributions of interest payments. The securities provide exposure to the price performance of the iShares® 7-10 Year Treasury Bond ETF, not its yield performance. The “price performance” of the iShares® 7-10 Year Treasury Bond ETF will depend solely on changes in the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF (as reflected in the iShares® 7-10 Year Treasury Bond ETF’s market price) and will exclude all distributions by the iShares® 7-10 Year Treasury Bond ETF of any interest payments on those bonds. By contrast, the overall performance of a direct investment in the iShares® 7-10 Year Treasury Bond ETF would reflect changes in the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF as well as interest payments on those bonds. We refer to the overall performance of a direct investment in the iShares® 7-10 Year Treasury Bond ETF, taking into account changes in bond values as well as interest payments, as its “yield performance.”

If the final basket value is greater than the initial basket value, the securities provide leveraged exposure at the leverage factor to the basket, which reflects any positive price performance of the iShares® 7-10 Year Treasury Bond ETF. If the exposure that the securities provide to the iShares® 7-10 Year Treasury Bond ETF were viewed relative to the iShares® 7-10 Year Treasury Bond ETF’s yield performance, the effective leverage factor would be less than the stated leverage factor and might even be less than 100%, in which case the securities would reflect deleveraged, rather than leveraged, exposure relative to the yield performance of the iShares® 7-10 Year Treasury Bond ETF. Furthermore, it is possible that the iShares® 7-10 Year Treasury Bond ETF’s price performance will be negative over the term of the securities even if the iShares® 7-10 Year Treasury Bond ETF’s yield performance is positive over the same time period, because yield performance takes into account interest payments, which could negatively impact the value of the basket.

▪	An investment in the securities involves different considerations than a direct investment in the iShares® 7-10 Year Treasury Bond ETF. An investor making a direct investment in the iShares® 7-10 Year Treasury Bond ETF would expect to receive a return that is made up of two components: distributions of interest payments by the iShares® 7-10 Year Treasury Bond ETF and changes in the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF. Therefore, in making an investment decision with respect to the iShares® 7-10 Year Treasury Bond ETF, a direct investor would evaluate the potential for

September 2022	PS-7

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

distributions of interest payments in addition to the potential for changes in bond values. By contrast, an investor in the securities will have no exposure to interest payments distributed by the iShares® 7-10 Year Treasury Bond ETF. Instead, the iShares® 7-10 Year Treasury Bond ETF’s impact on the performance of the basket will be based on changes in the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF. Therefore, in contrast to a decision to invest directly in the iShares® 7-10 Year Treasury Bond ETF, a decision to invest in the securities must be based on expectations concerning changes in the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF.

In stable market conditions (i.e., conditions with stable interest rates and credit risks, resulting in stable bond values), the overall return on a direct investment in the iShares® 7-10 Year Treasury Bond ETF would be expected to be attributable primarily, if not solely, to distributions by the iShares® 7-10 Year Treasury Bond ETF of interest payments on its iShares® 7-10 Year Treasury Bond ETF bonds. In these conditions, the yield performance of the iShares® 7-10 Year Treasury Bond ETF would be positive, but its price performance, which is the performance relevant to the securities, would be roughly zero. The price performance of the iShares® 7-10 Year Treasury Bond ETF would be expected to be positive only if market conditions that affect bond values change in a direction that is favorable to bond values. The most significant market conditions affecting bond values are prevailing market interest rates and credit risk. In general, bond values rise when prevailing market interest rates fall and/or when perceptions of creditworthiness improve. Therefore, in order for the iShares® 7-10 Year Treasury Bond ETF to have positive price performance, prevailing market interest rates would need to fall and/or the perceived creditworthiness of the United States would need to improve over the term of the securities (in each case without a countervailing unfavorable movement by any other relevant factor). If neither of these circumstances comes to pass, the iShares® 7-10 Year Treasury Bond ETF is unlikely to have positive price performance, and if the opposite circumstances occur (i.e., if prevailing market interest rates rise and/or the perceived creditworthiness of the United States deteriorates), the price performance of the iShares® 7-10 Year Treasury Bond ETF is likely to be negative. In any such case, the price performance of the iShares® 7-10 Year Treasury Bond ETF may be zero or negative even though the yield performance of the iShares® 7-10 Year Treasury Bond ETF over the same period is positive.

▪	Your payment at maturity depends on the closing values of the basket components on a single day. Because your payment at maturity depends on the closing values of the basket components solely on the valuation date, you are subject to the risk that the closing values on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the iShares® 7-10 Year Treasury Bond ETF, the stocks that constitute the S&P 500® Index or in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing values of the basket components over the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the iShares® 7-10 Year Treasury Bond ETF and the stocks that

September 2022	PS-8

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

constitute the S&P 500® Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the values and volatility of the basket components and a number of other factors, including the price and volatility of the stocks that constitute the S&P 500® Index, the correlation among the basket components, the dividend yields on the iShares® 7-10 Year Treasury Bond ETF and the stocks that constitute the S&P 500® Index, interest rates generally, currency exchange rates, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the basket components may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components appreciates, the other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of one of the basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in decline. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket value to the final basket value.

▪       The basket components are not equally weighted. The securities are linked to a basket of two basket components, and the basket components have significantly different weights in determining the value of the basket. The same percentage change in

September 2022	PS-9

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

each of the basket components may therefore have different effects on the final basket value because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the final basket value than a 5% increase in the value of the basket component with the lesser weighting.

▪	The iShares® 7-10 Year Treasury Bond ETF is subject to significant risks, including interest rate-related and credit-related risks. The iShares® 7-10 Year Treasury Bond ETF invests in U.S. dollar-denominated fixed-income securities. The performance of the iShares® 7-10 Year Treasury Bond ETF that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the iShares® 7-10 Year Treasury Bond ETF and will not reflect interest payments on these bonds. As a result, the performance of the iShares® 7-10 Year Treasury Bond ETF that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by a direct investment in the iShares® 7-10 Year Treasury Bond ETF. The market prices of the bonds held by the iShares® 7-10 Year Treasury Bond ETF are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the iShares® 7-10 Year Treasury Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The iShares® 7-10 Year Treasury Bond ETF holds U.S. Treasury securities with remaining maturities between seven and ten years and as a result will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the iShares® 7-10 Year Treasury Bond ETF and the value of the iShares® 7-10 Year Treasury Bond ETF to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

In addition, the prices of the bonds held by the iShares® 7-10 Year Treasury Bond ETF are significantly influenced by the creditworthiness of the issuers of those bonds. The issuers of the bonds held by the iShares® 7-10 Year Treasury Bond ETF may have their credit ratings downgraded or credit spreads may widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the bonds may suffer significant and rapid price declines. These events may affect only a few or a large number of bonds.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the S&P 500® Index or the iShares® 7-10 Year Treasury Bond ETF. Changes that affect the basket components may affect the value of your securities. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the value of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the iShares® 7-10 Year Treasury Bond ETF, the stocks that constitute the S&P 500® Index or in instruments related to the basket components or such stocks and may publish research or express opinions, that in

September 2022	PS-10

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the values of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the iShares® 7-10 Year Treasury Bond ETF, the stocks that constitute the S&P 500® Index and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the iShares® 7-10 Year Treasury Bond ETF, the stocks that constitute the S&P 500® Index and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the S&P 500® Index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	In the case of an underlying that is an underlying ETF, even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid by the underlying unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of that underlying on the date of declaration of the dividend. Any dividend will reduce the closing value of the underlying by the amount of the dividend per share. If the underlying pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	In the case of an underlying that is an underlying ETF, the securities will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of the underlying would not.

▪	In the case of an underlying that is an underlying ETF, the securities may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares of that original underlying. For example, if the underlying enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of that underlying following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of the underlying are delisted, the calculation agent may select a successor underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	In the case of the underlying that is an underlying ETF, the value and performance of the underlying shares of the underlying may not completely track the performance of the underlying index that the underlying seeks to track or the net asset value per share of the underlying. In the case of the underlying that is an underlying ETF, the underlying does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and its underlying index. Finally, because the underlying shares are traded on an exchange and are subject to market supply and investor demand, the closing value of the underlying may differ from the net asset value per share of the underlying.

During periods of market volatility, securities included in the underlying’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying and the liquidity

September 2022	PS-11

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

of the underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the underlying. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the closing value of the underlying may vary substantially from the net asset value per share of the underlying. For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the securities and/or reduce your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

September 2022	PS-12

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Historical Information About the Basket

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the pricing date. The graph below sets forth the hypothetical historical daily closing values of the basket for the period from August 2, 2017 to September 23, 2022, assuming that the basket was created on August 2, 2017 with the same basket components and corresponding weights and with a value of 100 on that date. The hypothetical performance of the basket is based on the actual closing values of the basket components on the applicable dates. We obtained these closing values from Bloomberg L.P., without independent verification. Any historical trend in the value of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

Hypothetical Historical Basket Performance August 2, 2017 to September 23, 2022

September 2022	PS-13

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing value of the S&P 500® Index on September 23, 2022 was 3,693.23.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 3, 2012 to September 23, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Values January 3, 2012 to September 23, 2022

September 2022	PS-14

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

iShares® 7-10 Year Treasury Bond ETF

The iShares® 7-10 Year Treasury Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities between seven and ten years, which is currently the ICE® U.S. Treasury 7-10 Year Bond Index. The ICE® U.S. Treasury 7-10 Year Bond Index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of greater than or equal to seven years and less than ten years.

The iShares® 7-10 Year Treasury Bond ETF is an investment portfolio of iShares® Trust and is maintained and managed by iShares® Trust and BlackRock Fund Advisors. Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® 7-10 Year Treasury Bond ETF trade on The Nasdaq Stock Market under the ticker symbol “IEF.”

We have derived all information regarding the iShares® 7-10 Year Treasury Bond ETF from publicly available information and have not independently verified any information regarding the iShares® 7-10 Year Treasury Bond ETF. This pricing supplement relates only to the securities and not to the iShares® 7-10 Year Treasury Bond ETF. We make no representation as to the performance of the iShares® 7-10 Year Treasury Bond ETF over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® 7-10 Year Treasury Bond ETF is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the iShares® 7-10 Year Treasury Bond ETF on September 23, 2022 was $96.82.

The graph below shows the closing value of the iShares® 7-10 Year Treasury Bond ETF for each day such value was available from August 2, 2017 to September 23, 2022. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the iShares® 7-10 Year Treasury Bond ETF as an indication of future performance.

iShares® 7-10 Year Treasury Bond ETF – Historical Closing Values August 2, 2017 to September 23, 2022

September 2022	PS-15

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

September 2022	PS-16

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.30 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk &

September 2022	PS-17

Citigroup Global Markets Holdings Inc.
3,752,500 Trigger PLUS Based on a Basket of Two Underlyings Due September 28, 2027 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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September 2022	PS-18